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Exhibit 99

                         ViroPharma Announces Results of

            Viral Respiratory Infection and Viral Meningitis Studies

 Clinical Benefit Seen in Adult Patients with Confirmed Picornavirus Infections

Exton, PA, April 11, 2000 - VIROPHARMA INCORPORATED (Nasdaq: VPHM) today announced results from its three Phase 3 clinical studies of pleconaril in two disease indications: viral respiratory infection (VRI) in adults and viral meningitis in adults and children. As expected, clinical benefits were generally greater in patients with confirmed picornavirus infection. The adult patients in both indications showed improved time to resolution of disease based on various objective and subjective assessments of illness when compared to placebo-treated patients.

In the VRI study, the time to resolution of illness, as measured by the primary endpoint (absence of runny nose and reduction of other symptoms), was reduced from 9.4 days to 7.7 days (p = 0.07) in picornavirus-infected patients receiving pleconaril compared to placebo-treated patients. A greater treatment benefit was seen in picornavirus-infected patients receiving pleconaril who did not take concomitant cold medications, where illness duration was reduced from 9.0 days to 6.75 days (p = 0.033). Objective assessments of VRI illness in all picornavirus-infected patients, such as mucus production as measured by facial tissue use (p = 0.03) and sleep disturbance (p = 0.025), were substantially reduced. Reductions in cold medication use, middle ear pressure and virus shedding were also seen in these patients. In all randomized patients, generally less pronounced treatment benefits were seen in this study.

"In the VRI study, we observed a treatment benefit in picornavirus-infected patients treated with pleconaril who presented to the clinic with symptoms of a cold," said Claude Nash, VIROPHARMA's Chief Executive Officer. "We are confident in pleconaril's ability to help these patients. Our timeline for the completion of our clinical program and filing for regulatory approval for VRI is unchanged."

VIROPHARMA plans to conduct additional large studies of pleconaril in adult patients with VRI during the summer and fall months of this year using information gained from this study. If the results of these studies are favorable, the Company plans to submit a new drug application for regulatory approval.

Pleconaril also was evaluated for the treatment of viral meningitis in two studies, one in adult patients and a second in pediatric patients. The time to complete resolution of headache was the primary endpoint in the study. While a significant effect of pleconaril was not observed in this endpoint for all randomized patients with confirmed picornavirus infection, significant effects were seen in adult patients with the most severe disease. As observed in the last adult viral meningitis study, the treatment effect was most pronounced in adult patients who presented with severe headache and vomiting. In these patients, the time to complete resolution of headache, the primary endpoint in the study, was reduced by 3 days (10 days in the placebo group to 7 days in the
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pleconaril-treated group, p = 0.039). The time to return to work or school also was reduced by 3 days in these patients (10 days in the placebo group to 7 days in the pleconaril-treated group, p = 0.015).

In children with viral meningitis, the duration of illness observed in this study was considerably shorter than noted in the previous study of this patient group. Many children showed resolution of headache symptoms following lumbar puncture on study day one. As a result, a significant effect of pleconaril was not observed. Nonetheless, the illness was shortened from 4 days to 3 days in children receiving pleconaril therapy within 24 hours of symptom onset.

"VIROPHARMA plans to discuss the data from these studies in viral meningitis with the FDA," said Claude Nash. "We will determine the next steps to be taken for the use of pleconaril to treat viral meningitis, as well as the timing of those activities. We may have to revise our timeline for filing a new drug application for this indication."

In all studies, adverse events were reported at a similar rate in pleconaril and placebo-treated patients, except mild nausea which was slightly higher in the pleconaril-treated patients. The frequency of nausea in the pleconaril-treated group compared to the placebo group in VRI was 7% versus 3%, in adult meningitis was 27% versus 20% and in pediatric meningitis was 1% in both groups.

ViroPharma will hold a teleconference call today at 10:00 a.m. (EST) to discuss these results. To participate in the call, please dial: 1-800-288-8968 and identify the ViroPharma conference call.

Viral Respiratory Infection (VRI)

Viral respiratory infection, or VRI, is an upper respiratory viral infection that causes inflammation of the mucous membranes lining the nose and throat, and in more serious forms, the lower respiratory tract. VRI can be a more serious illness in many individuals. Symptoms of viral respiratory infection include nasal discharge, nasal obstruction and congestion, sneezing, sore or "scratchy" throat, cough and shortness of breath. The distinguishing features of VRI from other respiratory infections are the systemic (whole body) manifestations, including headache, muscle aches and malaise (a general feeling of illness or poor health). If the infection progresses to the sinuses or lower respiratory tract, sinusitis, otitis media (ear infection), respiratory distress, croup, bronchitis, bronchiolitis and pneumonia may result.

The majority of viral respiratory infections are caused by picornaviruses, in particular the closely related picornaviruses called rhinoviruses and enteroviruses. Picornaviruses are small (pico means very small) RNA-containing (RNA means ribonucleic acid) viruses and are one of the largest and most important groups of human pathogens.
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Rhinoviruses infect principally the upper respiratory tract and are the single most important cause of the common cold. Rhinoviruses can also infect the lower respiratory tract. There are 101 distinct rhinoviruses. Enteroviruses cause systemic infections and affect a variety of organ systems including the respiratory tract, the gastrointestinal tract, the heart and the central nervous system (CNS). Enteroviruses contribute to an estimated 15% of all viral respiratory disease and are the most prevalent infectious agent of the CNS. There are 66 distinct enteroviruses.

VRI has a significant impact on society in terms of medical and productivity costs. VRI is responsible for more than 34 million physician visits each year in the U.S. and contributes to the more than $6 billion spent annually on over the counter and prescription medicines. On average, severe colds are responsible for 26 million missed school days, or 30 percent of all absences, and 23 million lost work days, or 40 percent of all lost time, annually. Currently, there is no specific antiviral treatment for VRI.

Viral Meningitis

Viral meningitis is caused predominantly by enteroviruses and is characterized by a severe headache, stiff neck, fever, muscle pain, nausea, vomiting and malaise. It has been estimated that there are over 500,000 cases of viral meningitis annually in the U.S. Patients with viral meningitis often require emergency care and hospitalization. In about 25% of viral meningitis patients, the illness continues for more than 2 weeks. The cost of care for a patient with viral meningitis often exceeds $5,000. Currently, there is no specific antiviral treatment for viral meningitis.

Pleconaril

Pleconaril is a novel orally acting small molecule with broad anti-picornavirus activity that is being developed by VIROPHARMA for treatment of certain picornavirus diseases. Pleconaril works by specifically inhibiting the function of the picornavirus capsid. The capsid is the protective protein shell of the virus and is essential for virus infectivity and transmission. The drug integrates within the viral capsid at a specific site that is common to the majority of all rhinoviruses and enteroviruses. In doing so, pleconaril disrupts several stages of the virus infection cycle. Pleconaril currently is being evaluated in patients with viral respiratory infection (VRI) and viral meningitis. Pleconaril also is being provided in an ongoing compassionate use program for patients with serious degenerative and life-threatening picornavirus diseases such as chronic meningoencephalitis, neonatal enteroviral disease, polio and myocarditis.

VIROPHARMA INCORPORATED is committed to the commercialization, development and discovery of antiviral pharmaceuticals. The Company is focused on drug development and discovery activities in viral diseases including viral respiratory infection (VRI, a severe form of the common cold), viral meningitis, hepatitis C and RSV disease.
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This press release contains forward-looking statements, including statements relating to the Company's anticipated schedule for conducting clinical trials and for the submission of a New Drug Application to obtain regulatory approval for pleconaril. Pleconaril currently is in clinical trials. There can be no assurance that planned or ongoing clinical trials can be successfully concluded or concluded in accordance with the Company's anticipated schedule. The conduct of clinical trials and acquiring regulatory approval for investigational pharmaceutical products are subject to risks and uncertainties. Neither the FDA nor any other regulatory authority has approved pleconaril or any of VIROPHARMA's other product candidates for commercialization. There can be no assurance that FDA or other regulatory authority approval for pleconaril or any other product candidate under development by VIROPHARMA will be granted on a timely basis or at all. Even if approved, there can be no assurance that pleconaril will achieve market acceptance. These factors, and other factors that could cause future results to differ materially from the expectations expressed in this press release, include, but are not limited to, those described in VIROPHARMA's 1999 Annual Report on Form 10-K filed with the Securities and Exchange Commission. The forward-looking statements contained in this press release may become outdated over time. VIROPHARMA does not assume any responsibility for updating any forward-looking statements.

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